EXHIBIT 99.1


SYSCO                                                             [COMPANY LOGO]
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     SYSCO Corporation
     1390 Enclave Parkway                          NEWS RELEASE
     Houston, Texas 77077-2099
     (281) 584-1390
     FOR IMMEDIATE RELEASE

                                                   FOR MORE INFORMATION
                                                   CONTACT:  John M. Palizza
                                                             Assistant Treasurer
                                                             281-584-1308

             NANCY S. NEWCOMB ELECTED TO SYSCO'S BOARD OF DIRECTORS

     HOUSTON, FEBRUARY 22, 2006 -- SYSCO Corporation (NYSE: SYY) today announced that Nancy S. Newcomb has been elected a member of its Board of Directors, expanding the size of the Board to 12 members. Ms. Newcomb will serve on the Board's Audit and Finance Committee until the company's Annual Meeting of Shareholders on November 10, 2006. At that time she will stand for reelection by shareholders for a three-year term.

     Richard J. Schnieders, SYSCO's chairman, chief executive officer and president, said, "We are very pleased to have Ms. Newcomb join our board. The expertise she gained during her distinguished career in the financial services industry will provide greater depth and added dimension to SYSCO's leadership structure."

     Ms. Newcomb had a very diverse career with Citibank and its successor firm Citigroup. She served in senior management capacities from 1988 until her retirement in 2004. She was senior corporate officer, risk management, from May 1988 until 2004. Previously, she was customer group executive of Citicorp from December 1995 to April 1998, division executive, Latin America from September 1993 to December 1995 and principal financial officer, responsible for capital, funding and liquidity from January 1988 to August 1993. She began her career with Citibank in 1968 as an economist.

     Ms. Newcomb is a graduate of Connecticut College and received a master's degree in economics from Boston University. She also completed the program for management development at Harvard Business School. She is a native of Chatham, New Jersey and is a member of the board of directors of Moody's Corporation and the DIRECTV Group. She is co-chair of the board of trustees of the New-York Historical Society and is a member of the governing council of the Van Leer Group Foundation, the Netherlands and a trustee of the Woods Hole Oceanographic Institution. Ms. Newcomb lives in Manhattan with her husband, John Hargraves.

     SYSCO is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. For the fiscal year 2005 that ended July 2, 2005, the company generated $30.3 billion in sales. For more information about SYSCO visit the company's Internet home page at www.sysco.com.

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